EXHIBIT 24


                           CONFIRMING STATEMENT

This Statement confirms that the undersigned, Hal F. Huffman, has authorized and designated Michael C. Miller, R. Larry Campbell and Chandalar McMillian, and each of them, to execute and file on the undersigned's behalf all Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of FNB United Corp. (the "Company"). The authority of each of Michael C. Miller, R. Larry Campbell and Chandalar McMillian under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to his ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that neither Michael C. Miller, R. Larry Campbell nor Chandalar McMillian is assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:  October 24, 2007                       /s/ Hal F. Huffman
                                                ---------------------
                                                 Hal F. Huffman